                                                                    EXHIBIT 11.1


                             NETWORK ENGINES, INC.
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE

The following table reconciles the numerator and the denominator of the basic and diluted net loss per share and the pro forma basic and diluted net loss per share computations shown on the statements of operations.


                                                       For the year     For the six
                                                     ended September   months ended
                                                        30, 1999      March 31, 2000
                                                     ---------------  --------------
                                                  (in thousands, except per share data)
Basic and diluted net loss per share:
-------------------------------------
Net loss attributable to common stockholders           $  (6,053)       $  (10,066)
Basic and diluted weighted average common shares
  outstanding                                              3,312             3,525
Basic and diluted net loss per share                   $   (1.83)       $    (2.86)

Pro forma basic and diluted net loss per share:
-----------------------------------------------
Net loss attributable to common stockholders           $  (6,053)       $  (10,066)
Accretion of preferred stock                                 223             4,259
                                                       ---------        ----------
Pro forma net loss                                     $  (5,830)       $   (5,807)
Basic and diluted weighted average common shares
  outstanding                                              3,312             3,525
Shares attributable to assumed conversion of
  preferred stock upon issuance                            5,930            17,486
                                                       ---------        ----------
Pro forma basic and diluted weighted average
  shares outstanding                                       9,242            21,011
Pro forma basic and diluted net loss per share         $   (0.63)       $    (0.28)

The calculations of diluted net loss per share for the year ended September 30, 1999 and the six months ended March 31, 2000 exclude 16,782,135 and 26,832,312 potential shares of common stock equivalents, including common stock options and warrants and redeemable convertible preferred stock, respectively, because their inclusion would have been anti-dilutive.

The calculations of pro forma diluted net loss per share for the year ended September 30, 1999 and the six months ended March 31, 2000 exclude 4,287,577 and 5,383,870 potential shares of common stock equivalents, including common stock options and warrants, respectively, because their inclusion would have been anti-dilutive.